Exhibit 5.1

LOCKE LIDDELL & SAPP LLP

ATTORNEYS & COUNSELORS

2200 ROSS AVENUE SUITE 2200 DALLAS, TX 75201-6776	AUSTIN • DALLAS • HOUSTON • NEW ORLEANS • WASHINGTON D.C.	Phone: (214) 740-8000 Fax: (214) 740-8800 www.lockeliddell.com

Direct-Number: (214) 740-8743

Direct-Fax: (214) 756-8743

E-mail: kbetts@lockeliddell.com

September 29, 2006

Sunset Financial Resources, Inc.

10245 Centurion Parkway North

Suite 305

Jacksonville, FL 32256

Dear Ladies and Gentlemen:

We have acted as counsel to Sunset Financial Resources, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (as the same may be amended or supplemented from time to time, the “Registration Statement”), including the prospectus included therein at the time the Registration Statement is declared effective (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the sale of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by the selling stockholders listed therein. This opinion is being provided at your request in connection with the filing of the Registration Statement.

In rendering the opinion expressed herein, we have examined the Registration Statement, the Company’s Second Articles of Amendment and Restatement (the “Charter”) and Amended Bylaws and certain minutes of corporate proceedings and/or written consents of the Company’s Board of Directors. We have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that, when the Registration Statement has become effective under the Act and the Common Stock has been issued in the manner contemplated by the Registration Statement and the Prospectus such Common Stock issued thereby will be duly authorized, validly issued, fully paid and non-assessable by the Company.

Sunset Financial Resources, Inc.

September 29, 2006

The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligations to advise you of any change with respect to any matter set forth herein. We express no opinion as to any matter other than as expressly set forth herein, and no opinion is to, or may, be inferred or implied herefrom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the Prospectus contained therein. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

LOCKE LIDDELL & SAPP LLP

/s/ Kenneth L. Betts
Kenneth L. Betts

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